Exhibit 99.1

PRESS RELEASE

NASDAQ SYMBOL: MRGO

FOR IMMEDIATE RELEASE	CONTACT: MR. JOSE R. VAZQUEZ

	Telephone:	(787) 883-2570
	Extension:	1041

MARGO RECEIVES LETTER OF REPRIMAND FROM NASDAQ

Vega Alta, Puerto Rico, September 28, 2006 - Margo Caribe, Inc. (NASDAQ: MRGO) today reported that, on September 22, 2006, it received a letter of reprimand from a Nasdaq Listing Qualifications Panel (the “Panel”) of the Nasdaq Stock Market, Inc. (“Nasdaq”) related to the Company’s failure to comply with Nasdaq Marketplace Rule 4350(h). The letter of reprimand relates to certain payroll payments and other miscellaneous expenses paid by the Company on behalf one of its executive officers. As previously announced, while these payments were billed by and reimbursed to the Company, such payments were not pre-approved by the Company’s Audit Committee. The Company subsequently sought and obtained the ratification of these transactions from the Company’s Audit Committee and took remedial action to avoid recurrence. These matters were a part of the previously announced independent investigation, conducted on behalf of the Company’s Audit Committee and the independent directors.  In accordance with Nasdaq Marketplace Rule 4801(k)(2), the Panel has closed these matters by issuing the letter of reprimand.

On September 28, 2006, the Company filed with the Securities and Exchange Commission, a Current Report on Form 8-K with additional information regarding the matters described above. The Form 8-K can be accessed through the SEC’s website at www.sec.gov.

About Margo Caribe

Margo Caribe, Inc. is currently engaged in the business of growing and distributing a wide range of both indoor and outdoor tropical foliage and flowering plants in Puerto Rico and the northeast Caribbean. The Company is also engaged in the sale and manufacturing of lawn and garden products throughout Puerto Rico, the northeast Caribbean and the Southeast United States. In addition, the Company is in the process of securing permits for a residential project in Arecibo, Puerto Rico.

Forward-Looking Statements

This press release contains certain “forward looking statements” concerning Margo Caribe’s economic future performance. The words “expect,” “anticipate,” “hope” and similar expressions are meant to identify “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Margo Caribe cautions readers not to place undue reliance on any such “forward looking statements,” which speak only as of the date made and to advise readers that various factors, including regional and national economic conditions, natural disasters, competitive and regulatory factors, and legislative changes, could affect Margo Caribe’s financial performance and could cause Margo Caribe’s actual results for the future periods to differ materially from those anticipated or projected.

Margo Caribe does not undertake and specifically disclaims any obligation to update any “forward looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.